As filed with the Securities and Exchange Commission on November 16, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lancaster Colony Corporation

(Exact name of registrant as specified in its charter)

Ohio	13-1955943
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

37 West Broad Street Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Lancaster Colony Corporation 2015 Omnibus Incentive Plan

(Full title of the plan)

Matthew R. Shurte, Esq.

General Counsel and Secretary

Lancaster Colony Corporation

37 West Broad Street

Columbus, Ohio 43215

(Name and address of agent for service)

(614) 224-7141

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Robert J. Tannous, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, without par value	1,500,000(3)	$110.23	$165,345,000	$16,651

(1)	This registration statement shall be deemed to cover an indeterminate number of additional shares of common stock, without par value, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on the average of the highest and lowest sale prices of our common stock as reported on the Nasdaq Global Select Market on November 9, 2015, which is a date within five business days prior to the date of filing of this registration statement.
(3)	Relates to the common stock to be issued pursuant to the Lancaster Colony Corporation 2015 Omnibus Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Lancaster Colony Corporation 2015 Omnibus Incentive Plan (the “Plan”) specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by Lancaster Colony Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed on August 28, 2015 (Commission File No. 000-04065).

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed on November 3, 2015 (Commission File No. 000-04065).

3. The Company’s Current Reports on Form 8-K dated August 19, 2015 (filed on August 19, 2015), August 20, 2015 (filed on August 20, 2015), and October 29, 2015 (filed on October 29, 2015) (Commission File No. 000-04065).

4. The description of the Company’s common stock, which is contained in the Company’s Current Report on Form 8-K dated October 29, 2015 (filed on October 29, 2015) (Commission File No. 000-04065), or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except to the extent information is deemed furnished and not filed pursuant to securities laws and regulations) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Regulations

The Company’s Regulations provide that the Company shall indemnify any director or officer and any former director or officer of the Company and any person who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators), to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law. The Company’s Regulations also provide that the indemnification provisions provided for therein do not restrict the right of the Company (i) to indemnify its employees, agents and others as permitted by law, (ii) to purchase and maintain insurance or provide similar protection on behalf of its directors, officers and such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Company, and (iii) to enter into agreements with such persons indemnifying them against such liabilities.

Ohio Law

In general, under Section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify its present or former officers, directors, employees and agents against liabilities and expenses incurred by such persons in their capacities as such so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, provided that in an action by or in the name of the corporation, if the person seeking indemnification was adjudged to be liable for negligence, no indemnification is permitted unless the court in which the action was brought specifically determines that such person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case. The statute also provides that an Ohio corporation shall advance attorney’s fees incurred by directors, and may advance such fees incurred by executive officers, employees, agents and others, prior to the final outcome of a matter provided the person seeking such advances undertakes to repay them if it is ultimately determined that such person is not entitled to indemnification (except in the case of directors who must undertake to repay such advances only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the act or failure to act in question was undertaken with deliberate intent to cause injury to the corporation or was undertaken with reckless disregard for the best interests of the corporation).

The Company has purchased insurance policies that provide coverage for the acts and omissions of the Company’s directors and officers in certain situations.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

For a full list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on November 16, 2015.

LANCASTER COLONY CORPORATION

By:	/s/ Douglas A. Fell
Name:	Douglas A. Fell
Title:	Treasurer, Vice President, Assistant Secretary, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of John B. Gerlach, Jr., Douglas A. Fell, and Matthew R. Shurte or any one of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John B. Gerlach, Jr.	Chairman,	November 16, 2015
John B. Gerlach, Jr.	Chief Executive Officer,
President and Director
(Principal Executive Officer)

/s/ Douglas A. Fell	Treasurer, Vice President,	November 16, 2015
Douglas A. Fell	Assistant Secretary
and Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ James B. Bachmann	Director	November 16, 2015
James B. Bachmann

/s/ Neeli Bendapudi	Director	November 16, 2015
Neeli Bendapudi

/s/ William H. Carter	Director	November 16, 2015
William H. Carter

/s/ Kenneth L. Cooke	Director	November 16, 2015
Kenneth L. Cooke

/s/ Robert L. Fox	Director	November 16, 2015
Robert L. Fox

/s/ Alan F. Harris	Director	November 16, 2015
Alan F. Harris

/s/ Robert P. Ostryniec	Director	November 16, 2015
Robert P. Ostryniec

/s/ Zuheir Sofia	Director	November 16, 2015
Zuheir Sofia

Exhibit Index

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of Lancaster Colony Corporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed February 9, 2009 (Commission File No. 000-04065)).

4.2	Amended and Restated Regulations of Lancaster Colony Corporation (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed February 9, 2009 (Commission File No. 000-04065)).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed August 28, 2015 (Commission File No. 000-04065)).

4.4	Lancaster Colony Corporation 2015 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive proxy statement for the 2015 annual meeting of shareholders dated and filed October 9, 2015 (Commission File No. 000-04065)).

5.1*	Opinion of Porter Wright Morris & Arthur LLP.

23.1*	Consent of Porter Wright Morris & Arthur LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (contained on signature page).

*	Filed herewith.